Exhibit 10.1
LOAN AGREEMENT

Party A: ShenZhen Ruichijuntong Industry Co., Ltd.

Party B: MingHua Environment Protection Vehicles Ltd.

Both parties negotiated with each other and signed this agreement:

I.    For enlarge its own size, Party A borrows 6 million RMB from Party B.

II. The loan shall come due in three months calculated from the date of this agreement.

III. The proceeds of the loan are to be used for Party A's size and should not be used for other uses.

IV.   The loan shall bear interest a rate of 0.5% per month.

V. Party B wired the appointed account according to Party A's instruction, Party A wired the appointed account according to Party B's instruction when it will be paid back.

VI. If party A can't pay back the money, Party B has right to ask 2.1/10000 per day as a penalty. VII. If there are any disputes of both sides, either party should bring arbitration to China International Economic & Trade Arbitration Commission, and observe this committee current and effective arbitration rules, it is final to arbitrate, all binding to both sides.

 Party A                                   Party B

/s/                                        /s/


May 10, 2004